Exhibit 10.1

SECONDMENT AGREEMENT

THIS SECONDMENT AGREEMENT (the “Agreement”) is dated as of July 21, 2009, by and between MRV Communications (Networks), Ltd., a company organized under the laws of Israel, with its principal place of business at Hacarmel Street, Area 6, Yokneam, Israel  20692 (“Employer”), MRV Communications, Inc., a company organized under the laws of the State of Delaware, United States, with its principal place of business at 20415 Nordhoff Street, Chatsworth, CA  91311, (the “Company”), and Guy Avidan (“Avidan”).

WHEREAS, the Employer has agreed to make available to the Company the services of its employee, Avidan, who will perform the duties of Co-President of the Company and President of its Network Equipment business for a period of time (“Secondment Period”), pursuant to the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is agreed as follows:

TERMS OF SECONDMENT

1.             Employee Status.  During the Secondment Period, Avidan shall at all times remain an employee of the Employer and shall not at any time become an employee of the Company.  If Avidan resigns or is terminated from the Employer, the Employer shall promptly give the Company written notice of the date such resignation or termination is, or will be, effective.

2.             Direction by the Company.  During the Secondment Period, Avidan shall work under the exclusive direction, control and supervision of the Chief Executive Officer or Board of Directors (the “Board”) of the Company, as determined by the Board.  The Company shall accept full and exclusive responsibility for the actions of Avidan in his service to the Company during the Secondment Period.

3.             Payment and Reimbursement of Employee Costs.  During the Secondment Period, Employer shall be responsible for the payment of salary, incentives, health and pension benefits and any other compensation or benefits payable to Avidan including Avidan’s manager insurance policy as an employee of the Employer (“Employee Costs”).  Avidan will not at any time during the Secondment Period receive or be eligible for benefits under any benefit plan or program of the Company.  Notwithstanding the foregoing, the Company shall reimburse the Employer for Employee Costs as provided in Section 4, below.  Company shall pay Avidan through its payroll system any additional salary or bonus compensation determined by the Compensation Committee of the Board in excess of the amounts paid by the Employer.

4.             Reimbursement by the Company of Employee Costs.  During the Secondment Period, Employer shall charge to Company, on a monthly basis, an amount equal to 100% of the Employee Costs incurred by the Employer as reimbursement for services to be performed for Company during the Secondment Period.  The Company shall pay (via intercompany accounts) the Employer this amount, subject to the submission by the Employer of the relevant invoice indicating the amount payable.  Submission of the invoice should be within a reasonable time after the end of the month in which the Employee Costs are incurred, and shall be paid by the Company within 30 days of receipt.

5.             Compliance with Laws.  The Company shall comply with any and all labor and employment laws applicable to the working conditions of Avidan in the United States.

6.             Severance.  The Company shall have no obligation to pay a severance or retirement payment to Avidan at the time of the termination of the secondment.

7.             Indemnification.  During the Secondment Period, the Company will indemnify and hold Employer harmless from and against any and all liabilities that may arise as a result of Avidan’s acts or omissions in the course and scope of his performing services for the benefit of the Company.

PERIOD AND TERMINATION OF SECONDMENT

8.             Secondment Period.  The Secondment Period commenced on July 15, 2007, and shall continue in effect until this Agreement is terminated upon the written agreement of the parties or the termination of Avidan’s employment with Employer.

9.             Notice of Termination.  This Agreement may be terminated by any party upon the giving of 30 days’ written notice.

MISCELLANEOUS

10.           Governing Law.  This Agreement shall be governed by, construed, interpreted and applied in all respects in accordance with the laws of the State of California, United States, without reference or regard to conflict of law or choice of law rules or principles.

11.           Assignment.  No party may assign any of its rights or delegate any of its obligations under this Agreement, or assign or create any security interest with respect to this Agreement or its rights or obligations hereunder, expect with the prior written consent of the other parties.

12.           Notice.  All notices required or permitted by this Agreement to be given to any party shall be in writing, at the address indicted below the party’s signature line.

13.           Entire Agreement/Amendment.  This Agreement constitutes the entire understanding between the parties hereto and supersedes any prior understandings, written or oral, respecting Avidan’s employment and the subject matter hereof.  This Agreement shall not be amended, waived, released or discharged except by a writing signed by an officer or authorized representative or each of the parties.

14.           Binding Effect.  Subject to the above restrictions on assignment, this Agreement shall be binding upon and inure to the benefit of the successors and permitted assignees of the parties.

15.           Further Assurances.  The parties shall execute and deliver such further instruments and perform such further acts as may reasonably be required to carry out the intent and purposes of this Agreement.

16.           Severability.  If any provision herein is held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect any other provision of this Agreement, but this Agreement shall be construed as if it never contained such provision.

17.           Counterparts.  This Agreement may be signed in counterparts, including facsimile and scanned email transmissions, each of which shall be an original for all purposes, but all of which taken together shall constitute only one Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

MRV Communications (Networks), Ltd.		MRV Communications, Inc.

By:	/s/ Chen Genossar	By:	/s/ Noam Lotan
Noam Lotan
Its:	General Manager		Chief Executive Officer

Address:	Hacarmel Street, Area 6	Address:	20415 Nordhoff Street
	Yokneam, Israel 20692		Chatsworth, CA 91311

Guy Avidan

/s/ Guy Avidan

Address:	Hacarmel Street, Area 6
Yokneam, Israel 20692